Exhibit 10.13

Individual Shareholder Undertaking

To: The Board of Directors of DSC Holdings Ltd. (the “Company”)

CC: Hangzhou Dasouche Information Technology Service Co., Ltd. (“WFOE”)

I, Liyu Zhang, (i) am a shareholder of Hangzhou Souche Network Technology Co., Ltd. (“Hangzhou Souche Network”), directly holding an aggregate 8% equity interest in Hangzhou Souche Network; and (ii) entered into the Voting Proxy Agreement, the Exclusive Equity Interest Option Agreement and the Share Pledge Agreement with the WFOE and other shareholders of Hangzhou Souche Network on May 16th, 2023 (the above-mentioned agreements and any subsequent written amendments, supplements or confirmations (if any) made by the parties thereto, collectively the “Relevant VIE Agreements”).

In order to promote and complete the listing of the Company’s equity, I hereby confirm and irrevocably undertake that:

1.	Undertakings on death or other accidents

With respect to the equity interest of Hangzhou Souche Network held by me and all the rights or interests attached thereto (collectively, the “Relevant Equity Interests”), in the event of my death, loss of civil capacity or other cases leading to my loss of the ability to fulfil my obligations under the Relevant VIE Agreements, the above-mentioned Relevant Equity Interests held by me and all the interests attached thereto shall be transferred free of charge and unconditionally to the WFOE or any natural person or legal person designated by the WFOE within the scope permitted by the laws of the People’s Republic of China (the “PRC”), and all rights and obligations I directly or indirectly enjoy and assume in Hangzhou Souche Network will continue to be enjoyed and assumed by the designated natural or legal person.

2.	Confirmations and undertakings on divorce

(1)	I confirm that the aforementioned Relevant Equity Interests and all the rights or interests attached thereto are not the joint property of me and my spouse, and that my spouse does not own and cannot dispose of such property;

(2)	My holding of the aforementioned Relevant Equity Interests shall not be influenced by my spouse in regards to the management, operation, or other voting matters of Hangzhou Souche Network; and

(3)	In case of divorce between me and my spouse, I shall take all actions to ensure the performance of the Relevant VIE Agreements. I will not conduct any behavior that may contravene the purpose or intent of the Relevant VIE Agreements.

3.	Confirmations and undertakings on conflicts of interest and Non-competition

(1)	I will not take any act or omission that may contravene the purpose or intention of the Relevant VIE Agreements, thereby leading to or possibly leading to conflicts of interest between Hangzhou Souche Network and the Company and its subsidiaries.

(2)	If I have a conflict of interest with the Company or its subsidiaries in the performance of the Relevant VIE Agreements, the WFOE has the sole discretion to decide how to deal with such conflict of interest in accordance with applicable laws and I will take any action directed by the Company to eliminate such conflict of interest on the premise of not violating the laws and regulations of the PRC.

(3)	Without the prior written consent of the Company, I will not directly or indirectly participate in, engage in, relate to or possess information obtained from the Company and its subsidiaries, engage in, relate to or possess any business that may compete with the main business of the Company and its subsidiaries, nor will I hold any right or interest or obtain any benefit from any business that may compete with the main business of the Company and its subsidiaries.

This undertaking shall enter into force immediately upon signature by me and shall remain in force.

It is hereby undertaken above.

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/s/ Liyu Zhang
Signature:	Liyu Zhang

Date:	05/16/2023